UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	EGRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of President and Principal Operating Officer

Effective as of September 27, 2021, David Pernock was appointed as Executive Vice President, Operations of Eagle Pharmaceuticals, Inc., or the Company. He previously served as President and Chief Operating Officer of the Company since January 2017.

(c) Appointment of President

On September 27, 2021, the Board of Directors, or the Board, appointed Scott Tarriff as President, effective immediately. In addition to his role as President, Mr. Tarriff will continue to serve as Chief Executive Officer.

Mr. Tarriff, age 61, founded the Company and has served as the Company’s Chief Executive Officer and a member of the Board of Directors since the Company’s inception in January 2007. Prior to joining the Company, Mr. Tarriff held various executive positions at Par Pharmaceutical Companies, Inc., a publicly-traded developer, manufacturer and marketer of specialty pharmaceuticals, including as president and chief executive officer from September 2003 to September 2006, after joining Par in 1998. Mr. Tarriff also served on Par’s board of directors from 2002 to September 2006. Prior to that, Mr. Tarriff held various positions with Bristol-Myers Squibb, a publicly-traded biopharmaceutical company, including senior director-marketing. Mr. Tarriff previously served as a director of Synthetic Biologics, Inc., a publicly-traded biotechnology company, from February 2012 to November 2020, as a director of Ziopharm Oncology, Inc., a publicly-traded biotechnology company, from September 2015 to December 2020 and as a director of Clinical Data, Inc., a publicly-traded pharmaceutical company, from September 2009 to April 2011 when Clinical Data was acquired by Forest Laboratories, Inc. Mr. Tarriff holds a B.S. in marketing from Pennsylvania State University and an M.B.A. from Rider College.

Mr. Tarriff does not have a family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, and there are no arrangements or understandings between Mr. Tarriff and any other person pursuant to which Mr. Tarriff was selected to serve as President of the Company. There have been no transactions involving Mr. Tarriff with respect to his appointment as President that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

There will be no change to Mr. Tarriff’s compensation in connection with his appointment as President, a description of which was included in the Company’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission, or SEC, on April 30, 2021.

Appointment of Principal Operating Officer

On September 27, 2021, the Board appointed Michael Moran as the Company’s Executive Vice President, Chief Commercial Officer, effective immediately, in which position he will serve as the Company’s principal operating officer.

Mr. Moran, age 53, joined the Company in January 2016 as Vice President, Sales and was promoted to Executive Vice President, Sales, Business Development and Government Affairs in August 2019. Prior to joining Eagle, Mr. Moran served as field vice president, sales, at GlaxoSmithKline, and before that held various positions with increasing responsibility at Reliant Pharmaceuticals, Muro and Astra Zeneca. Mr. Moran holds a B.S. in business management from the State University of New York at Empire and completed the Transformational Leadership for Executives program at the University of Pennsylvania Wharton School of Business.

Mr. Moran does not have a family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, and there are no arrangements or understandings between Mr. Moran and any other person pursuant to which Mr. Moran was selected to serve as Executive Vice President, Chief Commercial Officer of the Company. There have been no transactions involving Mr. Moran with respect to his appointment as Executive Vice President, Chief Commercial Officer that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act.

Information regarding any material compensatory arrangement between the Company and Mr. Moran in connection with his appointment as the Company’s Executive Vice President, Chief Commercial Officer, or any grant or award to Mr. Moran under any such arrangement, has not been finalized and, therefore, is unavailable at this time. The Company will disclose such information, when it becomes available, in a Current Report on Form 8-K which will be filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2021	EAGLE PHARMACEUTICALS, INC.

By:	/s/ Scott Tarriff
Scott Tarriff
Chief Executive Officer